UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

MOHAWK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Mohawk Industries, Inc.:

You are cordially invited to attend the annual meeting of stockholders to be held on Thursday, May 19, 2016, at 10:00 a.m. local time, at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The business of the meeting will be (i) to elect a class of directors to serve a three-year term beginning in 2016, (ii) to vote upon a non-binding resolution to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, and (iii) to vote upon a non-binding, advisory resolution to approve executive compensation. There will not otherwise be a business review at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow the Company to furnish proxy materials to stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while reducing the environmental impact of our Annual Meeting and lowering costs. Unless you previously requested a paper copy of our proxy materials, you will receive a Notice Regarding the Availability of Proxy Materials, which tells you how to access the materials on the internet.

Whether or not you plan to attend the annual meeting, please vote by internet or telephone at your earliest convenience or complete and return your proxy card if you requested a paper copy of our materials. You may choose to attend the meeting and personally cast your votes even if you fill out and return a proxy card. To receive a map and driving directions to the Company’s office, please call Deby Barnes-Forbus at (706) 624-2246.

Sincerely yours,

JEFFREY S. LORBERBAUM

Chairman and Chief Executive Officer

Calhoun, Georgia

April 4, 2016

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2016

The annual meeting of stockholders of Mohawk Industries, Inc. (the “Company”) will be held on Thursday, May 19, 2016, at 10:00 a.m. local time, at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The meeting is called for the following purposes:

1. To elect three persons who will serve as the Company’s Class III directors for a three-year term beginning in 2016;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

3. To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers, as disclosed and discussed in the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement; and

4. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has set March 28, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on May 19, 2016:

The Proxy Statement and the 2015 Annual Report to Stockholders are available at the Company’s website — www.mohawkind.com under the heading “Investor Information” and the subheading “Proxy Materials.”

PLEASE USE INTERNET OR TELEPHONE VOTING OR COMPLETE AND RETURN A PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

By Order of the Board of Directors,

R. DAVID PATTON

Vice President-Business Strategy, General Counsel

and Secretary

Calhoun, Georgia

April 4, 2016

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors of Mohawk Industries, Inc. (“Mohawk” or the “Company”) in connection with the solicitation of proxies for use at the annual meeting of stockholders of the Company to be held on Thursday, May 19, 2016, and at any and all adjournments or postponements thereof (the “Annual Meeting”).

We have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record (“Stockholders”) and beneficial owners. All Stockholders and beneficial owners may access the proxy materials at the Company’s website — www.mohawkind.com under the heading “Investor Information” and the subheading “Proxy Materials.” If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

The Notice will be made available to Stockholders on or about April 4, 2016. You must be a Stockholder as of March 28, 2016 (the “Record Date”) to be entitled to vote.

Stockholders may vote by internet, telephone or written proxy. Proxies will be voted as specified by the Stockholders. Unless contrary instructions are specified, if a proxy card is executed and returned (and not revoked) before the Annual Meeting, the shares of the common stock of the Company (the “Common Stock”) represented thereby will be voted FOR election of the nominees listed in this Proxy Statement as directors of the Company, FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm, and FOR the proposal regarding the advisory vote on the approval of the Company’s executive compensation. A Stockholder’s submission of a signed proxy will not affect the right to attend and to vote in person at the Annual Meeting. Stockholders who execute a proxy may revoke the proxy at any time before it is voted by (i) filing a written revocation with the Secretary of the Company, (ii) executing a proxy bearing a later date or (iii) attending and voting in person at the Annual Meeting.

The presence of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of Common Stock represented by proxies at the meeting, including broker nonvotes and abstentions will be counted as shares present for purposes of establishing a quorum. A broker nonvote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Once a quorum is established, (i) the election of directors will require the affirmative vote of a majority of the votes cast at the Annual Meeting, and (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2016 and the approval of the advisory vote on executive compensation will require the affirmative vote of the holders of a majority of the votes represented and entitled to vote thereon at the Annual Meeting. For purposes of electing directors, a majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election.

As to proposal (1), shares represented by proxies that are marked “ABSTAIN” and broker non-votes will not have an effect on the outcome of the proposal. As to proposals (2) and (3), shares represented by proxies that are marked “ABSTAIN” will have the effect of a vote against the proposal, while a broker nonvote will not have an effect on the outcome of the proposal.

Stockholders are entitled to one vote for each share of Common Stock held. March 28, 2016 has been set as the Record Date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting, and, accordingly, only holders of Common Stock of record at the close of business on that day are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 74,081,296 shares of Common Stock issued and outstanding held by approximately 250 Stockholders.

THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES. YOU MAY HOLD SHARES OF COMMON STOCK OF RECORD, THROUGH A BANK OR BROKER OR THROUGH A COMPANY RETIREMENT PLAN. VOTING INSTRUCTIONS FOR EACH GROUP OF STOCKHOLDERS ARE SET FORTH BELOW.

Voting Instructions

By Internet.    Stockholders of record may vote by internet on the website identified on the Notice. Where requested, enter the 12 digit control number located on your Notice and follow the simple instructions for voting. For Stockholders that requested written proxy materials, control numbers and instructions for voting on the internet will be printed on the proxy card that will be included in the written materials. Internet voting is available 24 hours a day, 7 days a week until 11:59 p.m. New York time on May 18, 2016.

By Telephone.    Stockholders of record may vote by touchtone telephone using the telephone numbers on the Notice. When prompted, enter the 12 digit control number located on your Notice and follow the simple instructions for voting. For Stockholders that requested written proxy materials, control numbers and instructions for voting by telephone will be printed on the proxy card that will be included in the written materials. Telephone voting is available 24 hours a day, 7 days a week until 11:59 p.m. New York time on May 18, 2016.

By Written Proxy.    Stockholders of record may vote by written proxy card. Stockholders that do not want to vote by internet or telephone may request a written proxy card by following the instructions on the Notice. Mark your selections on the proxy card, date and sign your name exactly as it appears on your proxy card, and mail the proxy card as directed.

Voting Shares held in Street Name.    If your shares are held in the name of a bank, broker or other record holder (that is, in “street name”), you may request a written proxy card or a vote instruction form from your bank, broker or other nominee. You may also vote by internet or by telephone if your bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will provide instructions.

Voting Shares held in Retirement Plans.    If your shares are held through the Mohawk Industries Retirement Plan 1 and/or the Mohawk Industries Retirement Plan 2 (collectively, the “Plan”), you have the right to direct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, how to vote the shares credited to your individual account(s) under the Plan. Participants that hold shares in a Plan may provide direction to Fidelity by the internet or telephone or by filling out and mailing to Fidelity a signed proxy card, which you may access online. Instructions for voting by internet or telephone and for accessing a proxy card online are set forth in the Notice. Unless otherwise required by law, Fidelity will follow participant vote instructions received by 11:59 p.m. New York time on May 16, 2016. If proxy cards have not been received or voting instructions have not been received by internet or telephone by that time and date, the shares credited to your account(s) will not be voted.

The telephone and internet voting procedures are designed to authenticate identities, to allow Stockholders, beneficial owners and plan participants to vote their shares, and to confirm that instructions have been recorded properly.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that the Board of Directors of the Company shall consist of three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors.

John F. Fiedler has informed the Company that he does not intend to stand for re-election at the Annual Meeting. In connection with Mr. Fiedler’s planned retirement, the Board of Directors has re-classified Joseph A. Onorato from a Class II to a Class III director to ensure that each class of directors will maintain an equal number of directors.

The Company’s Certificate of Incorporation requires the Company to have at least two and no more than eleven directors, with the Board of Directors to determine the exact number. The Board of Directors has set the size of the board at 9 directors, effective upon the retirement of Mr. Fiedler. The Board of Directors has nominated Joseph A. Onorato, William H. Runge III and W. Christopher Wellborn for election as Class III directors at the Annual Meeting. The Class I and Class II directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

It is the intention of the persons named as proxies to vote the proxies for the election of each of Mr. Onorato, Runge and Wellborn as a Class III director of the Company, unless the Stockholders direct otherwise in their proxies. Each of Mr. Onorato, Runge and Wellborn has consented to serve as a director of the Company if elected. In the unanticipated event that any of Mr. Onorato, Runge or Wellborn refuses or is unable to serve as a director, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The Board of Directors has no reason to believe that any of Mr. Onorato, Runge or Wellborn will be unable or will decline to serve as a director.

The affirmative vote of a majority of the votes cast in the election at the Annual Meeting at which a quorum is present is required for the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW

Director, Director Nominee and Executive Officer Information

Based on information supplied by them, set forth below is certain information concerning the nominees for election as Class III directors and the directors in Classes I and II whose terms of office will continue after the Annual Meeting, including the name and age of each, current principal occupation (during the last five years unless otherwise indicated), the name and principal business of the organization in which such occupation is carried on, the year each was elected to the Board of Directors of the Company, all positions and offices held during 2015 with the Company, and directorships, including any other directorships held during the past five years, in other publicly-held companies.

Nominees for Director

Class III Directors (If Elected, Terms Expire 2019)

Joseph A. Onorato — Mr. Onorato (age 67) has been a director of the Company since February 2008. From July 1998 until his retirement in September 2000, Mr. Onorato served as Senior Vice President and Chief Financial Officer for the Automotive Aftermarket Group of Dana Corporation, a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. In July 1998, Dana Corporation merged with Echlin, Inc. (“Echlin”), a worldwide manufacturer of motor vehicle parts. At the time of the merger, Mr. Onorato was Senior Vice President and Chief Financial Officer for Echlin. While at Echlin, he also served as Treasurer from 1990 to 1994 and as Vice President and Treasurer from 1994 to 1997. He is a certified public accountant and previously worked with PricewaterhouseCoopers.

Since his retirement from Dana Corporation, Mr. Onorato has consulted with a private equity firm on acquisitions. Mr. Onorato also serves on the board of directors for Affinia Group Intermediate Holdings, Inc., a motor vehicle components manufacturer, where he is chairman of the Audit Committee, and Mr. Onorato previously served on the board of BPI Holdings International, Inc., a motor vehicle components manufacturer. In addition, Mr. Onorato serves as a member of the Advisory Board of the School of Business at Quinnipiac University.

William H. Runge III — Mr. Runge (age 64) has been a director of the Company since July 2014. Mr. Runge has been a Managing Director with Alvarez & Marsal since June 2002, a premier business advisory firm for companies seeking to transform operations, catapult growth and accelerate results. He serves as the head of the firm’s North America restructuring practice for the South Region. In that capacity, Mr. Runge has served in Chief Financial Officer, Chief Operating Officer, Chief Executive Officer and Controller roles in the manufacturing, distribution and service industries. Prior to his work with Alvarez & Marsal, Mr. Runge spent more than 10 years with the corporate restructuring group of Arthur Andersen in Atlanta, where he served as Partner-in-Charge for the Southeast Region.

W. Christopher Wellborn — Mr. Wellborn (age 60) has been a director of the Company since our acquisition of Dal-Tile International Inc. (“Dal-Tile”) in March 2002. He has served as the Company’s Chief Operating Officer since November 2005 and as its President and Chief Operating Officer since November 2009. Mr. Wellborn was Executive Vice President, Chief Financial Officer and Assistant Secretary of Dal-Tile from August 1997 through March 2002. From March 2002 to November 2005, he served as President — Dal-Tile. From June 1993 to August 1997, Mr. Wellborn was Senior Vice President and Chief Financial Officer of Lenox, Inc.

Continuing Directors

Class I Directors Continuing in Office (Terms Expire 2017)

Karen A. Smith Bogart — Dr. Smith Bogart (age 58) has been a director of the Company since May 2011. She is currently President of Smith Bogart Consulting, working with companies to enhance their strategic and operational performance. From 2006 to 2013, Dr. Smith Bogart also served as President of Pacific Tributes Inc., a web-based printing services firm located in California. From 2003 to 2006, she was Chairman and President, Greater Asia Region and Senior Vice President of Eastman Kodak Company, located in Shanghai, PRC. She previously managed many of Eastman Kodak’s largest global businesses, including Kodak Professional Imaging, Consumer Printing, and Consumer Cameras and Batteries. Dr. Smith Bogart is a director of Monolithic Power Systems, Inc., a high performance analog semiconductor company, and Michelman Inc., a privately held specialty chemicals company.

Richard C. Ill — Mr. Ill (age 72) has been a director of the Company since May 2011. Mr. Ill has served as a director of Triumph Group, Inc. (“Triumph Group”), a public international aviation services company, since 1993, where he also served as Chairman from 2009 to 2015 and President and Chief Executive Officer from 1993 to 2013 and again from April 2015 to January 2016. Previously, Mr. Ill held a variety of senior executive positions with Alco Standard Corporation until he founded what is now the Triumph Group. Mr. Ill has over 45 years of public company experience both in management, manufacturing and operations. In addition, Mr. Ill has 15 years of experience as a director of public companies, currently serving as a director of P.H. Glatfelter Company, a global supplier and leading manufacturer of paper and fiber products, and as a director of Airgas, Inc., a distributor of industrial, medical, and specialty gases and related equipment, safety supplies and MRO products and services.

Jeffrey S. Lorberbaum — Mr. Lorberbaum (age 61) has been a director of the Company since our acquisition of Aladdin Mills Inc. (“Aladdin”) in March 1994. He has served as Chairman of the Board since May 2004 and as the Company’s Chief Executive Officer since January 2001. From January 1995 until January 2001, Mr. Lorberbaum served as President and Chief Operating Officer of the Company. Mr. Lorberbaum joined Aladdin in 1976 and served as Vice President — Operations from 1986 until February 1994 when he became President and Chief Executive Officer.

Class II Directors Continuing in Office (Terms Expire 2018)

Filip Balcaen — Mr. Balcaen (age 56) has been a director of the Company since February 2016. He is currently the President of Baltisse, a private investment firm, a position he has held since December 21, 2006. Mr. Balcaen has extensive experience growing and leading businesses in the flooring industry, serving as the CEO of the IVC Group (“IVC”), a global sheet vinyl and LVT manufacturing company, from 2004 – 2010 after which he served as Chairman of the company until the Company acquired IVC in 2015. Mr. Balcaen began his career in flooring in 1984 working in various positions at the Balta Group, one of the largest producers of textile floor coverings in Europe, where he served as board member from 1990 to 2015 and CEO and Chairman from 1990 to 2004. Mr. Balcaen also serves on the board of Pentahold, a private equity partnership active in Belgium, and Stevia One Holding, a private company active in the production of the natural high intensity sweetener Stevia.

Bruce C. Bruckmann — Mr. Bruckmann (age 62) has been a director of the Company since October 1992. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. (“CVC, Ltd.”) and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of CVC, Ltd. Mr. Bruckmann is also a director of H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment, and Heritage — Crystal Clean Inc., a provider of parts cleaning services. Mr. Bruckmann is a former director and Chairman of the Board of Directors of MWI Veterinary Systems, Inc., a distributor of animal health products to veterinarians, and he is a former director of Town Sports International, Inc., a fitness club operator. Mr. Bruckmann also serves as a director for Downtown Locker Room, Eos Fitness, and Magpul Industries Corporation, which are private companies.

Frans G. De Cock — Mr. De Cock (age 73) has been a director of the Company since our acquisition of Unilin Flooring BVBA and its affiliated companies (“Unilin”) (which became a significant operating subsidiary in the Company’s Flooring Rest of World segment) in October 2005 and was named President — Unilin in November 2005. Mr. De Cock retired as President — Unilin effective January 1, 2009 but has continued to provide consulting services to our Flooring Rest of World segment since that time. Before joining Mohawk, Mr. De Cock was one of the managing directors of Unilin. From 1997 until 1999, he also served as President of the European Federation of Associations of Particleboard Manufacturers and, from 1999 until 2004, as President of the European Panel Federation.

Contractual Obligations with respect to the Election of Directors

In connection with the merger of Aladdin with a wholly-owned subsidiary of the Company in February 1994 (the “Aladdin Merger”), the Company agreed to nominate up to two persons designated by the former stockholders of Aladdin for election or re-election, as the case may be, to the Board of Directors of the Company and to use its best efforts to cause such nominees to be elected to the Board of Directors. Beginning in 1999, Messrs. Jeffrey S. Lorberbaum and Sylvester H. Sharpe were such designees. Effective May 17, 2006, Mr. Sharpe retired from the Board of Directors. At this time, the Aladdin stockholders have decided not to designate anyone to fill the vacancy created by Mr. Sharpe’s retirement. At such time as the former stockholders of Aladdin have disposed of 50% or more of the Common Stock issued to them in the Aladdin Merger, the Company will be required to nominate only one such person to the Board of Directors, and at such time as the former stockholders of Aladdin have disposed of 75% or more of the Common Stock issued to them in the Aladdin Merger, the Company will no longer be required to nominate any of such persons to the Board of Directors.

Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors and are currently comprised of Messrs. Jeffrey S. Lorberbaum and W. Christopher Wellborn (who are identified above), Frank H. Boykin, James F. Brunk, Brian M. Carson, R. David Patton, Bernard P. Thiers and John C. Turner, Jr.

Frank H. Boykin — Mr. Boykin (age 60) was named Vice President — Finance and Chief Financial Officer of the Company in January 2005. In August 2004, Mr. Boykin was appointed Vice President — Finance. He previously served as Corporate Controller of the Company from April 1993 until May 1999, when he was appointed Vice President, Corporate Controller. Before joining the Company, Mr. Boykin served as a Senior Manager at KPMG LLP, a worldwide audit, tax and advisory services firm.

James F. Brunk — Mr. Brunk (age 50) has been Corporate Controller, Chief Accounting Officer of the Company since May 2009. Mr. Brunk joined the Company in October 2006 as Chief Financial Officer for the Mohawk Home division. Before joining the Company, Mr. Brunk was Vice President, Finance-Transportation-Americas for Exide Technologies, a worldwide leader in production and recycling of lead acid batteries from January 2005 to October 2006.

Brian M. Carson — Mr. Carson (age 51) was named President — Mohawk Flooring (which became our Flooring North America segment) in January 2012. Mr. Carson joined Mohawk as President — Hard Surfaces for Mohawk Flooring in 2006. From 2008 until his 2012 promotion, Mr. Carson served as Chief Operating Officer — Mohawk Flooring. Mr. Carson served in manufacturing and senior management roles with Armstrong World Industries, a manufacturer of floors and ceilings for commercial and residential markets, for 16 years before joining the Company.

R. David Patton — Mr. Patton (age 45) was named Vice President — Business Strategy, General Counsel and Secretary of the Company in July 2013. In early 2014, he was also named the Company’s Chief Sustainability Officer. Before joining the Company, Mr. Patton served as a partner of Alston & Bird LLP in its Corporate Transactions and Securities Practice Group, where he focused his practice on corporate transactions, securities regulation and corporate governance, developing an extensive background in mergers and acquisitions, securities, corporate and business transactions, finance and private equity.

Bernard P. Thiers — Mr. Thiers (age 60) was promoted to President — Unilin (which became a significant operating subsidiary in the Company’s Flooring Rest of World segment) in January 2009, succeeding Mr. De Cock in this position. Mr. Thiers joined Unilin in 1984 as a plant manager and has served in roles of increasing management significance since that time. From 1996 to 2006, he served as Managing Director of Unilin Flooring and from 2006 until his 2009 promotion, he served as President — Unilin Flooring.

John C. Turner, Jr. — Mr. Turner (age 47) was promoted to President — Dal-Tile (which became the North American unit of the Company’s Global Ceramic segment) in January 2012. Mr. Turner began his career with Dal-Tile in 1990, progressing through a series of sales, operations and management roles. In 2005, Mr. Turner was promoted to Senior Vice President of Sales. From 2008 to 2011, he served as Senior Vice President of Operations — Dal-Tile, and from 2011 until his 2012 promotion, he served as Chief Operating Officer — Dal-Tile.

Meetings and Committees of the Board of Directors

General

During 2015, the Board of Directors held five meetings. All members of the Board of Directors attended over 75% of the total number of Board of Directors and Committee meetings that they were eligible to attend. All members of the Board of Directors at the time of the 2015 Annual Meeting of Stockholders were present at such meeting.

Independence

The Board of Directors has affirmatively determined, considering generally all relevant facts and circumstances regarding each non-management director, that none of Mr. Balcaen, Mr. Bruckmann, Mr. Fiedler, Mr. Ill, Mr. Onorato, Mr. Runge or Dr. Smith Bogart have a material relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director, and therefore they are independent within the meaning of the standards for independence set forth in the Company’s corporate governance guidelines, which are consistent with applicable Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) corporate governance standards. Definitions of independence for directors and committee members can be found in the Company’s Corporate Governance Guidelines, which can be found on the Company’s website at www.mohawkind.com under the heading “Investor Information” and the subheading “Corporate Governance.”

Committees

The Company has a standing Audit Committee (the “Audit Committee”) of the Board of Directors established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is comprised of four directors: Mr. Onorato (Chair), Mr. Bruckmann, Mr. Ill and Mr. Runge. The Audit Committee met seven times during 2015. The Board of Directors has determined that Mr. Onorato is qualified as the audit committee financial expert within the meaning of applicable SEC regulations and has all the requisite accounting and financial expertise within the meaning of the listing standards of the NYSE. The Audit Committee oversees management’s conduct of the financial reporting process, the system of internal, financial and administrative controls and the annual independent audit of the Company’s consolidated financial statements. In addition, the Audit Committee engages the independent registered public accounting firm, reviews the independence of such independent registered public accounting firm, approves the scope of the annual activities of the independent registered public accounting firm and internal auditors and reviews audit results. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Investor Information” and the subheading “Corporate Governance.” See also Audit Committee — Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Company has a standing Compensation Committee (the “Compensation Committee”), which consists of Dr. Smith Bogart (Chair), Mr. Fiedler, Mr. Onorato and Mr. Runge. The Compensation Committee met twice during 2015. The Compensation Committee is responsible for deciding, recommending and reviewing the compensation, including benefits, of the executive officers and directors of the Company, for reviewing risks associated with the Company’s compensation policies and practices and for administering the Company’s executive and senior management incentive compensation plans. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Investor Information” and the subheading “Corporate Governance.” See also Executive Compensation and Other Information — Compensation Committee Report.

The Company has a standing Nominating and Corporate Governance Committee (the “Governance Committee”), which consists of Mr. Bruckmann (Chair), Mr. Ill and Dr. Smith Bogart. The Governance Committee met two times during 2015. The Governance Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities under the NYSE listing standards and Delaware law, identifying qualified candidates for nomination to the Board of Directors and developing and evaluating the Company’s corporate governance policies. The Governance Committee also considers nominees to the Board of Directors recommended by stockholders in accordance with the requirements of the Company’s Bylaws. Finally, the Governance Committee is responsible for overseeing the Company’s sustainability programs. As such, the Committee assists the Board of Directors with respect to formulating strategies to respond to public policy, legislative, regulatory, political and social issues and trends related to environmental, health and safety, and sustainability performance that may significantly affect the business operations, financial performance or public image of the Company. The Board of Directors has adopted a written charter for the Governance Committee and Corporate Governance Guidelines recommended by the Governance Committee, both of which are available on the Company’s website at www.mohawkind.com under the heading “Investor Information” and the subheading “Corporate Governance.”

Executive Sessions with Non-Management Directors

The Company’s non-management directors meet without the Chief Executive Officer and other Company personnel as needed during a portion of each Board of Directors meeting. The Chairmen of the Company’s standing committees chair these executive sessions on a rotating basis.

2015 DIRECTOR COMPENSATION

For the 2015 service year (May 2015-May 2016), each independent director received an annual retainer of $80,000 and no separate meeting fees. The Compensation Committee and the Governance Committee chairs received an additional retainer of $10,000 each, and the Audit Committee chair received an additional annual retainer of $15,000. Each independent director other than Mr. Balcaen also received a grant of restricted stock units with a grant date value of $90,000 that vest ratably over three years, which grant is made on the first business day of January occurring in the then current service year. In February 2016, the Company paid Mr. Balcaen $20,000 as a prorated amount of the cash retainer for his service in the remaining portion of the 2015 service year. Mr. Balcaen did not receive a restricted stock grant for the 2015 service year.

Non-employee directors may elect to receive their retainer in cash, shares of Common Stock or phantom stock or a 50/50 mix of cash and Common Stock or phantom stock. The number of shares of Common Stock or phantom stock issued is based on the fair market value of the Common Stock at the beginning of each quarter of the previous year. Phantom stock is an optional income deferral feature that uses a book entry, stock valued account that fluctuates in value based on the performance of the Common Stock over the deferral period.

Following a review of current market practices for directors of peer public companies, in February 2012, the Board of Directors adopted the Mohawk Industries, Inc. 2012 Non-Employee Director Compensation Plan (the “Director Compensation Plan”), which replaced the 1997 Non-Employee Director Stock Compensation Plan. The Director Compensation Plan operates as a sub-plan of the 2012 Incentive Plan, and does not constitute a separate source of shares.

The Company reimburses all directors for expenses the directors incur in connection with attendance at meetings of the Board of Directors or Committees.

2015 Director Compensation

The following table presents certain summary information concerning director compensation paid by the Company for services rendered during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Filip Balcaen(4)	—		—	—	—
Bruce C. Bruckmann	90,000		90,877	—	180,877
Frans G. De Cock	—		367,280	524,501	891,781
John F. Fiedler	90,000		90,877	—	180,877
Richard C. Ill	80,000		90,877	—	170,877
Joseph A. Onorato	95,000		90,877	—	185,877
William H. Runge III	—	(5)	90,877	—	90,877
Karen Smith Bogart	80,000		90,877	—	170,877

(1)	Includes payment of the annual retainer and retainers for committee chairs, as applicable. Mr. Fiedler, Mr. Ill, Mr. Onorato and Dr. Smith Bogart elected to take their 2015 service year retainer 50% in the form of cash ($45,000, $40,000, $47,500 and $40,000, respectively), and 50% in the form of Common Stock (321, 285, 340 and 285 shares, respectively). All such shares were issued on January 2, 2015 pursuant to the Company’s 2012 Non-Employee Director Stock Plan and 2012 Incentive Plan. Fractional shares of Common Stock were paid in cash in the following amounts: $320 (Mr. Fiedler), $324 (Mr. Ill), $180 (Mr. Onorato) and $324 (Dr. Smith Bogart).

(2)

The amounts reported in the Stock Awards column reflect the grant date fair value calculated in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). The grant date fair value of the restricted stock units is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant. On January 2, 2015, each of the non-employee directors, other than Mr. De Cock and Mr. Balcaen, received 588 restricted stock units, with a grant date fair value of $154.57 per share. On March 9, 2015, pursuant to his service agreement as described further in Certain Relationships and Related Transactions, Mr. De Cock received 2,000 restricted stock units, with a grant date fair value of $183.64 per share that vest ratably over three years. As of December 31, 2015, our non-employee directors held the following aggregate number of restricted stock units and stock options:

	Restricted Stock Units (#)	Stock Options (#)
Mr. Balcaen	—	—
Mr. Bruckmann	2,211	2,250
Mr. De Cock	4,533	3,000
Mr. Fiedler	2,211	—
Mr. Ill	2,011	—
Mr. Onorato	2,211	—
Mr. Runge	588	—
Dr. Smith Bogart	2,011	—

(3)	Pursuant to Mr. De Cock’s Service Agreement, as described further in Certain Relationships and Related Transactions, Mr. De Cock received an annual salary and retainer of $289,590 (€ 265,679) and an annual bonus of $234,911 (€ 215,515). These amounts represent the approximate dollar values of his base salary and annual bonus, converted to U.S. Dollars using the € to Dollar exchange rate of 1.09.

(4)	Mr. Balcaen did not join the board until February 2016. Accordingly, he did not receive any cash or equity compensation during the year ended December 31, 2015. At the time he joined the board in February, he was paid $20,000 as a prorated amount of the cash retainer for his service in the remaining portion of the 2015 service year.

(5)	Mr. Runge did not receive a cash retainer in the calendar year ended December 31, 2015. The cash retainer for the 2015 service year that was paid to the other independent directors on January 2, 2015 was paid to Mr. Runge in advance on September 10, 2014 in connection with his recent election to the board. The advance was reported in the Company’s Proxy Statement for the 2015 annual meeting of its stockholders.

Employees of the Company or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Committee of the Board of Directors. Mr. De Cock also does not receive any fees or remuneration for his services as a member of the Board of Directors, but he receives compensation for consulting services as described further in Certain Relationships and Related Transactions.

AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Audit Committee members reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2015 with management. The Audit Committee members also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (United States). The Audit Committee received the written disclosure letter from the independent registered public accounting firm, which letter is required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm any relationships that may impact the objectivity and independence of the independent registered public accounting firm and satisfied itself as to the independence of the independent registered public accounting firm. In addition, the members of the Audit Committee considered whether the provision of services for the year ended December 31, 2015 described below under Principal Accountant Fees and Services was compatible with maintaining such independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

Audit Committee

Joseph A. Onorato-Chair

Bruce C. Bruckmann

Richard C. Ill

William H. Runge III

Principal Accountant Fees and Services

The following table shows the fees rendered (in thousands) to the Company’s principal independent registered public accounting firm for the audit of the Company’s annual consolidated financial statements for 2015 and 2014, respectively, and fees billed for non-audit related services, tax services and all other services performed by the Company’s independent registered public accounting firm during 2015 and 2014, respectively.

	2015	2014
Audit Fees (Basic)(1)	$4,755	$5,141
Audit Fees (Acquisitions)(2)	1,121	—

Audit Fees (Total)	5,876	5,141
Audit-Related Fees(3)	292	49
Tax Fees(4)	106	47
All Other Fees	—	—

	$6,274	$5,237

(1)	Audit Fees (Basic) refers to the audit and quarterly reviews of the consolidated financial statements, the audit of internal control over financial reporting, and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit fees also include fees for other attest services required by statute or regulation (foreign or domestic), such as statutory audits in U.S. and non-U.S. locations.

(2)	Audit Fees (Acquisitions) refers to additional audit services related to the Company’s acquisitions in 2015 and statutory audits for newly acquired entities.

(3)	Audit-Related Fees consist principally of services related to the Company’s financing activities, assistance with an SEC “comment letter” regarding the Company’s 2014 annual report on From 10-K, audits of financial statements of employee benefit plans and professional services related to consultation with management on the accounting for various matters.

(4)	Tax Fees consist principally of professional services rendered for tax compliance and tax consulting.

The Audit Committee pre-approved all audit and audit-related, tax and non-audit related services in 2015 and 2014. The Audit Committee has adopted a policy regarding the retention of the Company’s independent registered public accounting firm that requires pre-approval of all audit and audit-related, tax and non-audit related services by the chair of the Audit Committee. The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve audit and audit-related, tax and non-audit related services to be performed by the Company’s independent registered public accounting firm.

PROPOSAL 2 — RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2016 and has directed that management submit the selection of the independent registered public accounting firm to Stockholders for ratification at the Annual Meeting. Representatives of KPMG are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG, but still may retain it. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

The following section contains a detailed description of our compensation objectives and policies, the elements of the Company’s compensation program, and the material factors the Compensation Committee considered in setting the compensation of our named executive officers for 2015, who are listed below:

•	Jeffrey S. Lorberbaum, Chief Executive Officer;

•	Frank H. Boykin, Chief Financial Officer;

•	W. Christopher Wellborn, President and Chief Operating Officer;

•	Bernard P. Thiers, President — Flooring Rest of World; and

•	Brian M. Carson, President — Flooring North America.

Executive Summary

As our businesses continue to innovate, introduce new products, improve productivity and expand geographically, we are pleased to report improved financial performance again in 2015. Highlights include:

•	Earnings per share excluding unusual charges of $10.20, up 25% compared to 2014.

•	Adjusted operating income increased 25.8% to $1,050.0 million.

•	2015 adjusted pro forma EBITDA as a percentage of net sales was 18.2% up 3.2% from 2014 adjusted EBITDA as a percentage of net sales of 15.0%.

•

We achieved total stockholder return (“TSR”) for the three-year period ended December 2015 at the 83rd percentile of the companies in our peer group (see “Determination of Executive Officer Compensation — 2015 Review of Compensation — Long Term Incentive Plan” for a discussion of these peer companies).

Please see our 2015 Annual Report that accompanies this Proxy Statement for additional information on the results of our operations for 2015 and a reconciliation of Non-GAAP financial measures contained in Annex A to this Proxy Statement.

As we significantly rely on performance metrics for determining our executive compensation, the compensation of our named executive officers was positively affected by our financial results in 2015 and, with respect to the number of equity incentive awards granted in 2015, our performance results in prior years.

•

Annual cash incentive awards for the 2015 performance year were based upon goals relating to earnings per share (“EPS”), which are described on page 16. As a result of the Company’s 2015 performance against these goals, 2015 annual cash incentive awards were paid to our CEO based on achievement of 150% of target performance goals and to our other named executive officers based on achievement of between 113% and 135% of target performance goals.

•

Long-term incentive awards granted in 2015 as restricted stock units (“RSUs”) were determined based upon the achievement of performance goals related to TSR for the prior three years (2012-2014) and individual performance goals for the 2014 calendar year. As the Company achieved TSR at the 72nd percentile of the peer group for the 2012-2014 performance period, each named executive officer received grants in 2015 at 189% of target. These awards are scheduled to vest over the next three years.

While exceeding annual and long-term compensation targets for 2015, our CEO’s 2015 total compensation remained well beneath the median of our peer group.

Compensation Philosophy and Objectives

Our goal is to have a compensation program that enables us to attract, motivate, develop and retain highly qualified executives who will assist us in meeting our long-range objectives, thereby serving the interests of our stockholders. To meet these objectives, our executive leadership must be of the caliber and have the level of experience necessary to manage successfully our complex global business. We believe that, in order to do this effectively, our program must meet the following criteria:

•	create a strong link between the executive compensation and our annual and longer-term financial performance;

•	use performance-based incentive compensation to place elements of our executive compensation at risk;

•	closely align our executives’ interests with those of our stockholders by making stock-based incentives an element of our executive compensation; and

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

Our determinations and assessments of executive compensation are primarily driven by two considerations: (i) market data based on the compensation levels, programs and practices of certain other companies, and (ii) Company and individual performance in specified areas, such as financial metrics and operational efficiency. We believe that market competitiveness and performance factors, considered in conjunction, provide a reasonable basis to assess executive performance and build value for our stockholders. As described below, we consider each of these areas in making our executive compensation decisions from setting base salaries to providing annual and longer-term rewards.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. The peer group consists of companies of comparable size on both a revenue and market capitalization basis that are engaged, to varying degrees, in businesses similar to ours. We believe that we compete, to varying degrees, for business and talent with the companies in this peer group. The Compensation Committee considers the 50th percentile of the Company’s peer group as a guide for setting total direct compensation (base salary plus annual cash incentive plus long-term incentive) for our executives. For purposes of setting compensation levels for 2015, the peer group was comprised of the following companies:

Armstrong World Industries, Inc. Ball Corporation Fortune Brands Home & Security Lennox Corporation Masco Corporation MeadWestvaco Corporation Newell Rubbermaid Inc.	Owens Corning PPG Industries, Inc. The Sherwin-Williams Company Stanley Black & Decker, Inc. Steelcase Inc. USG Corporation Whirlpool Corporation

The Compensation Committee obtained information on the compensation levels, programs and practices of the companies within the peer group from market surveys periodically conducted by Mercer, Inc. (“Mercer”), a compensation consultant engaged by the Compensation Committee. In October 2015, the Compensation Committee considered whether the work of Mercer raised any conflict of interest. The Committee considered various factors and determined that with respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Mercer.

Company and Individual Performance Metrics

We rely significantly on performance-based measurements to determine the compensation earned by our executives. To customize our compensation program and recognize individual performance and contribution to the Company, we focus on goals relating to EPS, total stockholder return (TSR) and individual performance.

We select these financial and individual metrics for our incentive programs because we believe that they create appropriate incentives, aligned with those of our stockholders, to improve the operational efficiency and, as a result, the financial performance, of the Company. We also believe they are good indicators of our overall performance, including whether the Company and its business units are achieving our annual or longer-term business objectives, and lead to the creation of long-term value for our stockholders. When target performance levels for each financial and individual performance goal are set, we believe such goals are likely to be achieved with good performance by our executives, taking into account the variability of economic, marketplace and industry conditions.

Components of Our Compensation Program

Our executive compensation program for our named executive officers consists primarily of the following integrated components: base salary, annual cash incentive awards and long-term incentive opportunities, which together comprise an executive’s total direct compensation in a given year or performance period.

Base salary provides our executive officers with a level of compensation consistent with their skills, experience and contributions in relation to comparable positions in the competitive marketplace. Base salary is set at the beginning of each calendar year and does not vary based on individual or business performance during the year or during prior periods. By contrast, the other components of our executives’ total direct compensation — the annual cash incentive awards and long-term incentive compensation — are at risk based on performance. The Compensation Committee reviews the base salaries of our executive officers annually and whenever an executive is promoted. In addition, we also consider the executive’s experience for the position, differences in position and responsibilities relative to the peer group and the executive’s personal contribution to the financial and operational performance of the Company and our businesses.

Annual incentive awards are awarded under our Senior Executive Bonus Plan (“Annual Cash Incentive Plan”) and provide a direct link between executive compensation and our annual performance. Our executives’ annual cash incentive award is at risk based on how well the Company and our executives perform against annual performance goals.

Equity incentive awards in the form of restricted stock units are awarded under our Executive Long Term Equity Incentive Plan (“Executive LTIP”) and provide a link between executive compensation and our long term performance, as the value of grants are based on financial goals for a three-year performance period and annual individual performance goals. To determine the number of awards granted in February 2015, the performance period of 2012-2014 applied. Awards granted under the Executive LTIP vest ratably over three years following the grant date, which is the minimum vesting period for time-based awards required by the plan.

By placing a significant portion of an executive’s annual pay at risk, the Compensation Committee believes that compensation is more directly related to performance and more closely links the financial interests of the executives and those of the stockholders. Given our business objectives, the Compensation Committee intends that this policy be appropriate and fair for both the executives and the stockholders.

Our compensation program is complemented with limited perquisites and other executive benefits, including 401(k) matching contributions and severance benefits that the Compensation Committee believes are appropriate, individually and in the aggregate, to ensure our executive compensation program remains competitive.

Allocation of Total Direct Compensation

Just as our stockholders put their money at risk when they invest in our Company, we believe that a significant portion of our executives’ compensation should be at risk. For example, in 2015, assuming achievement of target performance objectives, approximately 71% of Mr. Lorberbaum’s total target direct compensation was at risk, and approximately 29% was paid as salary. Approximately 26% of Mr. Lorberbaum’s total target direct compensation was represented by his annual cash bonus award and approximately 44% of his total target direct compensation was represented by his long-term incentive opportunity. Our other named executive officers had similar allocations of target salary and at-risk compensation for 2015: 68% of the principal compensation components for our named executive officers in the aggregate was at risk and tied to performance of our stock price and variable financial metrics for 2015.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2015 Annual Meeting of Stockholders, holders of over 99.3% of the voted shares approved the compensation of the Company’s named executive officers. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the result of this most recent advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices continue to enjoy strong shareholder support. In light of this support, the Compensation Committee did not make material changes to our executive compensation program.

At the 2011 Annual Meeting of Stockholders, our stockholders expressed a preference that advisory votes on executive compensation be held on an annual basis. Consistent with this preference, the Board has implemented an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting.

Determination of Executive Officer Compensation

2015 Review of Compensation

As a guide in setting compensation for 2015, the Compensation Committee used the results of a survey by Mercer of our peer group executive compensation in 2013, which the Company adjusted for inflation for its analysis of 2014 compensation.

This assessment showed that for 2014 the Company’s chief executive officer received total direct compensation at the 32nd percentile of the peer group, which is broken down as follows: base salary at the 51st percentile of the peer group; total cash compensation, which includes base salary and annual cash incentive awards, at the 45th percentile of the peer group; and long-term incentive compensation at the 27th percentile of the peer group.

The same assessment showed that, on average for 2014, our other named executive officers other than Mr. Wellborn received compensation in each of these categories near the median of our peer group. Mr. Wellborn earned a base salary in the 62nd percentile of the peer group, total cash compensation in the 66th percentile of the peer group and long-term incentive compensation in the 73rd percentile of the peer group.

In making its determinations of 2015 executive compensation, the Compensation Committee at its February 2015 meeting considered (i) the results of the Mercer assessment discussed above and a tally sheet detailing the various elements of compensation for our named executive officers, including base salary and annual and long-term incentives, (ii) results of performance of our named executive officers against applicable financial and personal performance goals for 2014, and (iii) other factors described in “Compensation Philosophy and Objectives” above. Then, together with Mr. Lorberbaum’s recommendations for compensation for the named executive officers other than himself, the Compensation Committee made determinations concerning 2015 adjustments to base salaries and awards under the annual and long-term incentive compensation plans.

Base Salary

Based on the Compensation Committee’s review of marketplace data, the economic conditions and other factors described above, base salaries for 2015 were adjusted in consideration of individual performance and consistent with Company-wide salary increases. 2015 base salaries increased by 2.5% over 2014 for each of our named executive officers other than Mr. Carson who received a 5% increase. Subsequently, the Compensation Committee authorized a 14.5% increase to Mr. Carson’s base salary effective July 1, 2015. The changes to Mr. Carson’s compensation reflected the positive performance of the businesses he manages as well as the expanded scope of his responsibilities as President of the Company’s new Flooring North America segment.

Annual Cash Incentive Awards

As discussed above, the named executive officers are eligible to earn annual cash incentive awards under the Annual Cash Incentive Plan. Pursuant to the plan, each member of our management team, including each of our named executive officers, is eligible to participate in a bonus pool. The governing parameters of the Annual Cash Incentive Plan are as follows: (i) no annual cash incentive awards are payable under the plan unless the Company achieves positive consolidated adjusted operating income for the year; (ii) each named executive officer has a maximum bonus award based on a percentage of the bonus pool (which we refer to as the “Maximum Pool Award”); and (iii) actual incentive awards earned by the named executive officers are based on achievement of applicable performance goals established by the Compensation Committee.

In 2015, we achieved the threshold financial goal of positive consolidated adjusted operating income, which resulted in the funding of an Annual Cash Incentive Plan bonus pool equal to 1.25% of our 2015 consolidated adjusted operating income of $1,050 million. Total adjustments to operating income were $212 million of restructuring and integration-related costs, purchase accounting step ups and reserves for legal settlements. The bonus pool for 2015 was approximately $13 million. For 2015, the Maximum Pool Award for each of Messrs. Lorberbaum and Wellborn was 24% and 20% of the bonus pool, respectively, and for each of our other named executive officers, the Maximum Pool Award was 14% of the bonus pool. For 2015, the Compensation Committee exercised its discretion to award less than the Maximum Pool Award for each named executive officer.

As noted above, actual cash incentive awards earned by the named executive officers are based on performance against applicable performance goals established by the Compensation Committee and target incentive opportunities. In February 2015, the Compensation Committee established annual cash incentive award opportunity ranges for each of our named executive officers, reflected as a percentage of each named executive officer’s 2015 base salary that would be payable based on performance against applicable goals related to adjusted EPS (“Incentive Plan Financial Goals”). The annual cash incentive award opportunity for each named executive officer for 2015 performance was the same as the opportunity for 2014 performance.

Annual Incentive Award Opportunity (Percentage of Base Salary)*

	Threshold	Target	Maximum
Jeffrey S. Lorberbaum	0%	90%	150%
Frank H. Boykin	0%	75%	113%
W. Christopher Wellborn	0%	90%	135%
Bernard P. Thiers	0%	75%	113%
Brian M. Carson	0%	75%	113%

*	Subject to Maximum Pool Award

For 2015, the Compensation Committee established the following Incentive Plan Financial Goals to determine actual bonus amounts under the Annual Cash Incentive Plan. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation). For the Presidents of the Flooring North America and Flooring Rest of World segments (Messrs. Carson and Thiers), the Incentive Plan Financial Goals consisted of the Company EPS and business unit EPS (collectively weighted at 25% and 75%).

2015 Incentive Plan Financial Goals

	Company EPS		Flooring North America EPS(1)	Flooring Rest of World EPS(1)
Threshold	$8.41		$2.24	$1.48
Target	$8.89		$2.66	$1.61
Maximum	$9.50		$3.01	$1.83
2015 Performance	$10.16	*	$3.01	$2.38

*	Adjustments made for miscellaneous non-operating expenses and to account for the full year results of businesses acquired in 2015. See Annex A: Non-GAAP Reconciliation.

(1)	Business unit EPS is determined by dividing the adjusted net earnings for each business segment, which is derived from the reported operating income of each segment, by the number of weighted-average diluted common shares outstanding.

Based on the Company’s achievement of the Incentive Plan Financial Goals discussed above, our named executive officers earned the following annual cash incentive awards (see also Summary Compensation table in this proxy statement):

	Performance Against Target	2015 Award
Jeffrey S. Lorberbaum	150%	$1,663,796
Frank H. Boykin	150%	$672,384
W. Christopher Wellborn	150%	$1,293,884
Bernard P. Thiers	129%	$549,017
Brian M. Carson	150%	$499,047

Long-Term Incentive Plan

Similar to the Annual Cash Incentive Plan, no stock awards would have been granted in 2015 unless the Company achieved positive adjusted consolidated operating income for 2014. Having achieved this threshold, the Compensation Committee determined the number of RSUs to grant to the named executive officers based on (i) the Company’s stock performance over a three-year (2012-2014) period as compared to peer companies (“Business Component”) and (ii) individual performance in 2014 (“Personal Component”), each as described below. The awards granted under the Executive LTIP vest ratably over the three year period following the grant date, which is the minimum vesting period for time-based awards required by the Mohawk Industries, Inc. 2012 Incentive Plan. The Grants of Plan-Based Awards table included in this proxy statement shows the actual number of Executive LTIP awards that each of our named executive officers received in 2015.

Business Component.     The financial goals for determining the number of stock awards granted in 2015 for the Business Component were based on TSR over a three-year period (2012-2014) as compared to a group of peer companies. The peer companies included:

Armstrong World Industries Herman Miller, Inc. HNI Corporation Interface, Inc. Leggett & Platt, Incorporated Lennox International, Inc. Louisiana Pacific Corp. Masco Corporation Newell Rubbermaid Inc.

Owens Corning

The Sherwin-Williams Company

Snap-on Incorporated

Steelcase, Inc.

Stanley Black & Decker, Inc.

Tempur Sealy International Inc.

Universal Forest Products, Inc.

USG Corporation

Whirlpool Corporation

We selected these comparable peer companies on both a revenue and market capitalization basis, as well as companies involved in businesses, products or channels of distribution similar to ours. The Compensation Committee then assigned each participant a target number of stock awards (based on a percentage of base salary), which would be awarded should the Company achieve TSR at the 50th percentile of the peer group. The number of restricted stock units awarded is based on a value ranging from 50% to 200% of the target number subject to achieving TSR between the 25th and 75th percentile of the peer group. Calculations between the various performance levels are linear (which means they were determined using straight line interpolation). The number of stock awards ultimately granted was determined by dividing the named executive officer’s award value by the average daily closing prices for the Common Stock for the last thirty (30) consecutive trading days of the immediately preceding calendar year. The target opportunity for awards made in 2015 was the same for each named executive officer as the target opportunity for awards made in 2014.

The Company achieved the TSR at the 72nd percentile of the peer group for awards granted in 2015, which resulted in the maximum number of Business Component RSUs awarded, as set forth in the table below:

	Percentage of Base Salary Earned in RSUs
	TSR Below 25th Percentile	TSR at 25th Percentile	TSR at 50th Percentile	TSR at 75th Percentile	RSUs at 72nd Percentile
Jeffrey S. Lorberbaum	0%	60%	120%	240%	16,028
Frank H. Boykin	0%	45%	90%	180%	6,477
W. Christopher Wellborn	0%	60%	120%	240%	13,849
Bernard P. Thiers	0%	45%	90%	180%	6,848
Brian M. Carson	0%	45%	90%	180%	5,544

Personal Component.     In addition, each named executive officer was eligible to receive stock awards having a value up to 30% of base salary that would be awarded in 2015 should certain individual goals be achieved during 2014, a summary of which are included in the following table.

Individual Goals
Jeffrey S. Lorberbaum	Execute certain productivity objectives across divisions, sales and product strategies, succession planning objectives, capital plan projects, and distribution, innovation and cost reduction strategies and develop new business strategies
Frank H. Boykin	Execute certain financial initiatives and cost saving programs, achieve organizational development goals, develop and implement process improvement programs and drive productivity improvements
W. Christopher Wellborn	Execute certain strategic initiatives, business development objectives, product and supply strategies and new product development, process improvement initiatives, and innovation and cost reduction programs

Individual Goals
Bernard P. Thiers	Execute international business development objectives, expand distribution, continued development of management team, execute cost saving, process improvement and technology initiatives, execute new product and innovation initiatives and develop new business opportunities
Brian M. Carson	Execute certain business development objectives, sales and product innovation strategies, supply chain strategies, succession planning objectives, process improvement programs and distribution, innovation and cost reduction strategies

Following a review of performance against individual goals, our named executive officers earned incentive awards based on the Compensation Committee’s determination of their performance at 100% of the maximum achievable awards for the Personal Component, as follows:

Additional RSUs granted in 2015
Jeffrey S. Lorberbaum	2,120
Frank H. Boykin	1,143
W. Christopher Wellborn	1,832
Bernard P. Thiers	1,208
Brian M. Carson	977

For the compensation year beginning on January 1, 2015 the Compensation Committee modified the Executive LTIP by making changes to the Business Component and the Personal Component of the plan. For the Business Component, the Compensation Committee will continue to assign each participant a target number of stock awards (based on a percentage of base salary) that would be awarded should the Company achieve TSR at the 50th percentile of the peer group. However, the number of restricted stock units awarded will be based on a value ranging from 50% to 175% (as opposed to 50% to 200%) of the target number subject to achieving TSR between the 25th and 75th percentile of the peer group. Calculations between the various performance levels will continue to be linear. The Compensation Committee also changed the Personal Component to focus on annual business unit financial performance rather than subjective individual goals. These performance goals will be established by the Compensation Committee, and the Compensation Committee will evaluate each participant against his or her goals after the close of each year. Each participant will be assigned a number of stock awards (based on percentage of base salary) that would be awarded should the business unit achieve the target objective. The number of restricted stock units awarded will be based on a value ranging from 0% to 175% of the target number. Calculations between the various performance levels will be linear. The number of restricted stock units granted will be determined by dividing the award value by the average daily closing prices for the Common Stock for the last thirty (30) consecutive trading days beginning on the date that is five days before the first Compensation Committee meeting of the following year.

Perquisites and Other Executive Benefits

Perquisites and other executive benefits are a part of our executives’ overall compensation and include access to health care and other benefits. We offer additional executive perquisites at the senior leadership level, including defined contribution matching benefits, health benefits and life insurance coverage benefits as referenced in the Summary Compensation Table.

Retirement Benefits and Deferred Compensation

Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component that promotes retention. We maintain the Mohawk Industries Retirement Savings Plan 2, a 401(k) retirement plan in which our named executive officers are eligible to participate, along with a substantial number of our employees.

We also maintain the Mohawk Industries, Inc. Senior Management Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 25% of their pre-tax earnings and up to 100% of their year-end bonus payments and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded, and the participants have previously earned and voluntarily elected to defer these amounts in order to accumulate tax-deferred returns. We do not match contributions to the plan. Plan participants can allocate their account balances among the same investment options available under our qualified contribution retirement plan (other than investments in Company stock), which also accumulate on a tax-deferred basis.

Severance Pay Arrangements

Our named executive officers participate in our general employee severance plan which provides a specified number of weeks of severance pay based on continuous service time to the Company and the reason for termination of employment. Our named executive officers, other than Mr. Wellborn and Mr. Thiers, are employees at-will and do not have long-term contracts with us. See “Certain Relationships and Related Party Transactions” for a description of our agreements with Mr. Wellborn and Mr. Thiers, including severance benefits provided thereunder and “Potential Payments Upon Termination or Change in Control” for a quantification of the severance benefits.

Stock Ownership Guidelines and Hold Periods

Stock ownership guidelines are reviewed annually as part of the compensation planning process. The stock ownership goals for our executive officers are based on a multiple of the executive’s annual base salary. The ownership multiple for our CEO and COO is three times annual base salary, for our CFO and business segment leaders is two times annual base salary and for our other key position holders is one times annual base salary. Stock ownership guidelines provide that each executive is expected to meet this goal within five years of his or her initial participation in the Executive LTIP. In addition, our directors are expected to own three times their annual retainer within five years of their election. For purposes of our stock ownership guidelines, ownership includes shares of Common Stock, unvested RSUs and in-the-money options subject to time vesting. The stock ownership guidelines may require directors and executives to continue to hold awards or shares of Common Stock after the applicable vesting periods have expired.

As of March 17, 2016, all of our directors and executive officers have met their requirements.

Policy on Hedging Transactions

The Company believes that hedging against losses in the Company’s shares by the Company’s leadership breaks the alignment between stockholders and management. Moreover, the Company is concerned that engaging in derivative transactions with respect to the Company’s securities may focus management attention on short-term performance and may enhance the risk that members of management — knowingly or unknowingly — trade in the Company’s securities while in the possession of material non-public information. Accordingly, the Company has adopted a policy that prohibits directors and officers from engaging in a variety of hedging transactions with respect to the Company’s common stock, including “short sales,” “short sales against the box,” and buying or selling put or call options.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers, other than the CFO. However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The 2012 Incentive Plan is designed to allow the Compensation Committee to grant equity awards that may qualify for the performance-based compensation exemption from Section 162(m). The Annual Cash Incentive Plan, as a subplan of the 2012 Incentive Plan, also allows annual cash incentive awards that may qualify as performance-based compensation. Also, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not. A number of requirements must be met for particular compensation to so qualify, however, so there can be no assurance that any compensation awarded will be fully deductible under all circumstances.

Compensation Risk Review

We have assessed the incentive compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk-taking above the level of risk associated with the Company’s business model.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Decisions and recommendations regarding the compensation of our executives are made by a four-member Compensation Committee composed entirely of independent directors, as determined by the Board of Directors. The following is a report of the Compensation Committee concerning our executive compensation policies for 2015.

Compensation Committee Report

The Compensation Committee of the Board of Directors oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement and based on such review and discussions recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Compensation Committee

Karen A. Smith Bogart — Chair

John F. Fiedler

Joseph A. Onorato

William H. Runge III

2015 Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the years ended December 31, 2015, 2014 and 2013 for (i) the Principal Executive Officer and the Principal Financial Officer of the Company, and (ii) each of the three other most highly compensated executive officers of the Company (determined as of December 31, 2015) (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffrey S. Lorberbaum	2015	1,109,197	3,332,699	1,663,796	10,952	6,116,644
Chief Executive Officer	2014	1,082,144	2,907,489	1,004,316	11,753	5,005,702
	2013	1,055,750	2,586,033	1,583,625	12,560	5,237,968

Frank H. Boykin	2015	597,674	1,399,337	672,384	12,492	2,681,887
Chief Financial Officer	2014	583,097	1,218,495	450,967	11,920	2,264,479
	2013	568,875	1,084,179	639,984	11,751	2,304,789

W. Christopher Wellborn	2015	958,433	2,879,659	1,293,884	13,472	5,145,448
President	2014	935,056	2,512,368	867,807	13,633	4,328,864
	2013	912,250	2,234,501	1,231,538	12,822	4,391,111

Bernard P. Thiers(4)	2015	607,348	1,479,404	549,017	—	2,635,769
President — Flooring ROW	2014	661,699	1,462,425	491,116	—	2,615,240
	2013	734,058	1,304,659	581,167	—	2,619,884

Brian M. Carson(5)	2015	562,000	2,216,766	632,299	10,342	3,421,407
President — Flooring NA	2014	499,047	1,042,853	446,593	9,728	1,998,221
	2013	486,875	927,930	547,734	11,162	1,973,701

(1)	The grant date fair value of the restricted stock units is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant.

(2)	Represents the amount of incentive bonus earned under the Annual Cash Incentive Plan.

(3)	Amounts include 401(k) matching contributions, disability and insurance coverage benefits and auto benefits for Mr. Carson and Mr. Boykin.

(4)	Mr. Thiers’ salary is paid in Euros and calculated pursuant to his service agreement. Amounts reported in U.S. Dollars fluctuate based on changes in foreign exchange rates. This amount represents the approximate dollar value of his base salary and annual cash incentive award, converted to U.S. Dollars using the Euro to Dollar exchange rate of 1.09 for 2015, 1.22 for 2014 and 1.38 for 2013.

(5)	Mr. Carson’s 2015 salary reflects a pro-rated amount for a salary increase that became effective on July 1, 2015. See “Compensation Discussion and Analysis — Base Salary”for additional detail.

2015 Grants of Plan-Based Awards

		Estimated Future Payouts under Non-Equity Incentive Plans(1)			All Other Stock Awards: Shares of Stock Units (#)	Grant Date Fair Value of Stock Awards($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jeffrey S. Lorberbaum	3/9/2015	0	998,278	3,149,958	18,148	3,332,699
Frank H. Boykin	3/9/2015	0	448,256	1,837,476	7,620	1,399,337
W. Christopher Wellborn	3/9/2015	0	862,589	2,624,965	15,681	2,879,659
Bernard P. Thiers	3/9/2015	0	425,100	1,837,476	8,056	1,479,404
Brian M. Carson	3/9/2015	0	421,500	1,837,476	6,521	1,197,516
	8/7/2015				5,000	1,019,250

(1)	Represents threshold, target and maximum bonus opportunities under the Annual Cash Incentive Plan. The actual amount of incentive bonus earned by each Named Executive Officer in 2015 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Cash Incentive Plan is included in the Compensation Discussion and Analysis.

(2)	Represents the per unit grant date fair value of $183.64 on March 9, 2015 and $203.85 on August 7, 2015. The grant date fair value of RSUs is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant.

2015 Outstanding Equity Awards at Year-End

The following table sets forth information on outstanding equity awards for each of the Named Executive Officers on December 31, 2015.

	Option Awards			Stock Awards
Name	Shares Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested(10)
Jeffrey S. Lorberbaum				7,663	(2)	1,451,296
				13,397	(3)	2,537,258
				18,148	(4)	3,437,050
Frank H. Boykin				3,212	(2)	608,321
				5,614	(3)	1,063,235
				7,620	(4)	1,443,152
W. Christopher Wellborn				60,000	(5)	11,363,400
				60,000	(6)	11,363,400
				6,621	(2)	1,253,951
				11,576	(3)	2,192,379
				15,681	(4)	2,969,825
Bernard P. Thiers(1)	7,000	93.65	2/21/2017
	7,000	74.47	2/20/2018
	14,445	28.37	2/20/2019
	12,067	46.80	2/22/2020
	22,525	57.34	2/22/2021
	11,510	57.34	2/22/2021
	39,160	66.14	2/21/2022
				3,866	(2)	732,182
				6,738	(3)	1,276,110
				8,056	(4)	1,525,726
Brian M. Carson				5,000	(7)	946,950
				5,000	(8)	946,950
				2,749	(2)	520,633
				4,805	(3)	910,019
				6,521	(4)	1,235,012
				5,000	(9)	946,950

(1)	All of the stock options held by Mr. Thiers are fully exercisable.

(2)	Restricted stock units granted on March 12, 2013, in connection with each executive’s long term incentive plan award for 2012 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(3)	Restricted stock units granted on March 7, 2014, in connection with each executive’s long term incentive plan award for 2013 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(4)	Restricted stock units granted on March 9, 2015, in connection with each executive’s long term incentive plan award for 2014 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(5)	Restricted stock units granted on November 4, 2009, in connection with Mr. Wellborn’s employment agreement entered into in connection with his promotion to President and Chief Operating Officer. The RSUs vest ratably over six years beginning October 31, 2014.

(6)	Restricted stock units granted on November 5, 2010, in connection with Mr. Wellborn’s employment agreement entered into in connection with his promotion to President and Chief Operating Officer. The RSUs are scheduled to vest on December 31, 2019.

(7)	Restricted stock units granted on February 22, 2011, in connection with Mr. Carson’s expanding responsibilities in what has become the Flooring North America segment. The RSUs vested on February 22, 2016.

(8)	Restricted stock units granted on February 21, 2012, in connection with Mr. Carson’s promotion to President of what has become the Flooring North America segment. The RSUs are scheduled to vest on February 21, 2017.

(9)	Restricted stock units granted on August 7, 2015, in connection with Mr. Carson’s expanding responsibilities as President of Flooring North America. The RSUs are scheduled to vest on August 7, 2020.

(10)	Based on the closing trading price of the Common Stock on December 31, 2015 ($189.39).

2015 Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and RSUs that vested during 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey S. Lorberbaum	—	—	25,561	4,651,589
Frank H. Boykin	—	—	10,718	1,950,650
W. Christopher Wellborn	—	—	37,049	6,944,889
Bernard P. Thiers	—	—	7,236	1,303,941
Brian M. Carson	—	—	7,969	1,447,457

2015 Nonqualified Deferred Compensation

Name	Executive Contributions in the Last FY ($)(1)	Registrant Contributions in the Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Jeffrey S. Lorberbaum	—	—	—	—	—
Frank H. Boykin	41,837	—	106,432	—	2,024,996
W. Christopher Wellborn	—	—	151,642	—	1,678,372
Bernard P. Thiers	—	—	—	—	—
Brian M. Carson	251,396	—	75,824	—	984,478

(1)	Reflects elective deferrals under the Senior Management Deferred Compensation Plan. These amounts are included in the amount reported as “Salary” in the Summary Compensation Table for 2015.

(2)	Aggregate earnings are not includable in the Summary Compensation Table because such earnings are not above-market or preferential interest rates.

The Senior Management Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which certain members of senior management of the Company, including the named executive officers may elect to defer up to 25% of their annual base salary and up to 100% of their incentive cash bonus. Deferral elections are due before January 1 of each year, and are irrevocable. The Company directs a trustee to invest the assets which are held in an irrevocable rabbi trust. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the plan, the Company may direct the trustee in writing to invest the assets held in the trust to correspond to the hypothetical investments made for participants in accordance with their direction. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds in which the assets are invested. The participant must make an election regarding payment terms at least twelve (12) months before payment, which may be either a lump sum, or annual installments of from two (2) to ten (10) years. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit. All accounts would be immediately distributed upon a change in control of the Company.

Equity Compensation Plan Information

The following table gives information about the Common Stock that may be issued under the Company’s existing equity compensation plans as of December 31, 2015:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options		Number of Shares Available for Future Issuance Under Equity Compensation Plan
Equity Compensation Plans Approved by Stockholders(1)	918,096	(2)	$61.73	(3)	2,522,992	(4)
Equity Compensation Plans Not Approved by Stockholders	—		—		—

(1)	Includes the Mohawk Industries, Inc. 2012 Incentive Plan, 2007 Incentive Plan, and 2002 Long Term Incentive Plan.

(2)	This amount consists of 168,387 stock options outstanding and 749,709 stock awards outstanding.

(3)	Calculation of weighted average exercise price of outstanding awards includes stock options but does not include restricted stock units that convert to shares of Common Stock for no consideration.

(4)	All of such shares are available for issuance pursuant to grants of full-value awards.

Potential Payments upon Termination of Employment or Change in Control

Each of our named executive officers, other than Messrs. Wellborn and Thiers, are entitled to participate in the Company’s severance plan that is available to all employees. In addition, as described under “Certain Relationships and Related Party Transactions” the Company is party to an employment agreement with Mr. Wellborn and a service agreement with Mr. Thiers, each of which specify the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons.

The following table shows the estimated value of benefits payable to each of the named executive officers (i) if their service had been terminated under various circumstances as of December 31, 2015, or (ii) upon a change in control of the Company as of December 31, 2015. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried employees), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried employees), payments under the Company’s severance plan (which plan is generally available to all of our salaried employees), and the value of equity awards that were vested by their terms as of December 31, 2015. The table also excludes the named executive officers’ vested account balances under the Senior Management Deferred Compensation Plan (the estimated value of which is reflected above under “2012 Nonqualified Deferred Compensation”).

	Involuntary Termination ($)		Termination For Cause; Voluntary Resignation ($)	Death($)		Disability($)		Retirement($)		Change in Control($)
Jeffrey S. Lorberbaum
Value of Equity Acceleration	—		—	7,425,603	(4)	7,425,603	(4)	7,425,603	(6)	7,425,603	(4)
Insurance	—		—	1,000,000	(5)	960,000	(5)	—		—
W. Christopher Wellborn
Cash Severance	3,626,145	(1)	—	—		—		—		—
Value of Benefits	46,178	(2)	—	—		—		—		—
Value of Equity Acceleration	18,016,292	(3)	—	17,779,554	(3)	17,779,554	(3)	29,142,954	(6)	29,142,954	(3)
Insurance	—		—	959,000	(5)	1,200,000	(5)	—		—
Frank H. Boykin
Value of Equity Acceleration	—		—	3,114,708	(4)	3,114,708	(4)	3,114,708	(6)	3,114,708	(4)
Insurance	—		—	598,000	(5)	1,200,000	(5)	—		—
Bernard P. Thiers
Cash Severance	1,048,580	(1)	—	—		—		—		—
Value of Equity Acceleration	—		—	3,534,017	(4)	3,534,017	(4)	3,534,017	(6)	3,534,017	(4)
Insurance	—		—	—	(5)	—	(5)	—		—
Brian M. Carson
Value of Equity Acceleration	—		—	5,506,514	(4)	5,506,514	(4)	—		5,506,514	(4)
Insurance	—		—	600,000	(5)	3,3600,000	(5)	—		—
Total	22,737,195		—	40,517,397		44,080,397		43,217,282		48,723,796

(1)	Reflects for Mr. Wellborn (i) two times his 2015 base salary, which would be payable over two years following termination, and (ii) 90% of his base salary for 2015 (to be paid once during each of the two fiscal years following the year in which the termination occurs) less the amount that the Company contributed to Mr. Wellborn’s 401(k) account during 2015. Reflects for Mr. Thiers, 1.85 times his 2015 base salary, payable in a lump sum. For purposes of the table, we have assumed that the Company elects to terminate Mr. Thiers’ employment immediately in exchange for the lump sum disclosed above. Mr. Thiers is not entitled to any continuation of benefits during the 22-month notice period.

(2)	Reflects the cost to the Company, based on 2015 rates, of Mr. Wellborn’s continued participation in the Company’s employee benefit plans for two years following termination as required by his employment agreement.

(3)	Reflects for Mr. Wellborn the value of his outstanding RSUs that would vest upon termination of service under the specified circumstances based on the closing market price of the Common Stock on December 31, 2015 ($189.39). Of the 120,000 RSUs granted pursuant to Mr. Wellborn’s employment agreement that remain outstanding, 61,250 of such RSUs would vest in the event of an involuntary termination and 60,000 of such RSUs would vest in the event of death or disability as of December 31, 2015. In addition, 33,878 RSUs granted to Mr. Wellborn in 2013, 2014 and 2015 would vest in the event of an involuntary termination, death or disability. All of such outstanding RSUs would vest in the event of a change of control.

(4)

Reflects the value of unvested options and RSUs that vest upon the designated event, in each case based on the closing market price of the Common Stock on December 31, 2015 ($189.39). Pursuant to the 2002 Plan, the 2007 Plan and the 2012 Plan, unvested stock options and RSUs vest upon a change in control, assuming with respect to the 2012 Plan that the executive’s employment is terminated without cause or he resigns with good reason (as defined in the 2012 Plan) within one year of the change in control. Under each of the plans, unvested stock options and RSUs vest upon the executive’s termination of employment due to death or disability. All of the RSUs granted to Mr. Wellborn pursuant to his employment agreement vest upon a change in control of the Company.

(5)	Reflects life insurance benefit equal to one times the then current annual salary and a disability benefit equal to $20,000 per month until the executive reaches the age of 65. The Company does not provide life or disability insurance benefits to Mr. Thiers.

(6)	Pursuant to the terms of the Mohawk Industries, Inc. 2012 Incentive Plan, an executive participating in the plan is eligible for retirement upon reaching the age of 60 following 10 years of continuous service to the Company. Upon retirement, any RSUs held by the executive continue to vest on their normal terms subject to forfeiture if the executive competes with the Company during the vesting period. Mr. Lorberbaum, Mr. Boykin, Mr. Wellborn and Mr. Thiers are eligible for retirement.

Certain Relationships and Related Transactions

The Company’s written Related Person Transaction Policy (the “Policy”) can be obtained from the Company’s website at www.mohawkind.com under the heading “Investor Information” and the subheading “Corporate Governance.” The Policy includes guidelines for identifying, reviewing, approving and ratifying Related Person Transactions, as defined in the Policy. Related Person Transactions include any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which persons designated in the Policy had, have or will have a direct or indirect material interest. Related Person Transactions are submitted to the Audit Committee for consideration, approval or ratification, after consideration of the relevant facts and circumstances of a particular Related Person Transaction, including but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the transaction involves a director or a person related to the director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) whether the potential Related Person Transaction is consistent with the Company’s Ethics Standards.

On November 4, 2009, the Company entered into an employment agreement with Mr. Wellborn (the “Wellborn Agreement”) that reflects his expanded responsibilities as President and Chief Operating Officer of the Company. Pursuant to the terms of the employment agreement, Mr. Wellborn received a base salary of $958,433 in 2015 (which may be increased from time to time by the Board of Directors). Mr. Wellborn is also eligible to earn an annual bonus of up to 135% of his base salary. Additionally, on November 4, 2009, the Company granted to Mr. Wellborn 90,000 RSU’s. Subject to certain vesting conditions, 15,000 of such RSU’s are scheduled to vest and convert to shares of Common Stock on October 31 of each year from 2014 through 2019. On November 5, 2010, Mr. Wellborn received a grant of an additional 60,000 RSU’s pursuant to his employment agreement, which subject to certain vesting conditions are scheduled to vest and convert to shares on December 31, 2019.

In the event that Mr. Wellborn is terminated without “cause” or resigns for “good reason,” Mr. Wellborn will be entitled to (i) accrued base salary through the date of termination, (ii) the continuation of his base salary for a two-year period following the termination, (iii) continued participation in employee benefit plans for a two-year period following the termination, and (iv) 90% of the base salary for the year in which the termination occurs (to be paid once during each of the two fiscal years following the year in which the termination occurs) in lieu of an annual bonus. In addition, (i) Mr. Wellborn’s previously granted stock options will immediately vest and become fully exercisable if Mr. Wellborn is terminated without “cause” or resigns for “good reason,” and (ii) the RSU’s scheduled to vest for the year in which the termination occurs will vest, subject to proration for terminations before calendar year end. In the event of a change of control of the Company in which the successor does not assume the obligations under the Wellborn Agreement, Mr. Wellborn will be entitled to the payments and benefits as if he had resigned for “good reason.” In addition, in the event of a change of control, all of Mr. Wellborn’s outstanding stock awards will vest or convert to shares, as applicable. Further, Mr. Wellborn is prohibited from competing with the Company or soliciting employees of the Company for five years following his separation from the Company. The Wellborn Agreement expires on December 31, 2019.

On February 9, 2009, the Company’s Unilin Industries BVBA subsidiary and Comm. V. “Bernard Thiers” entered into a service agreement (the “Thiers Service Agreement”) pursuant to which Mr. Thiers provides his services to the Flooring Rest of World segment. The 2009 agreement was renewed on March 11, 2014. Pursuant to the agreement, Mr. Thiers received an annual base amount of $566,800 (€ 520,000) in 2015 and an annual retainer amount of $40,548 (€37,200). Mr. Thiers is also eligible for an annual bonus of up to 113% of the base amount. Unilin will reimburse all reasonable expenses incurred for services rendered to the Flooring Rest of World segment. The Thiers Service Agreement restricts Mr. Thiers from providing services to competing companies or soliciting employees or customers for two years following termination. The initial term of the renewed agreement expires on December 31, 2018. The agreement may be terminated (i) by the Company for serious cause at any time without liability, (ii) by the Company at any time other than for serious cause with payment to Mr. Thiers of 1.85 times his annual base amount or (iii) by the Company on 22 months’ notice. Pursuant to agreements dated March 7, 2014, March 9, 2015 and March 1, 2016 between the Company and Mr. Thiers, Mr. Thiers has agreed not to transfer any shares of Common Stock issued to Mr. Thiers upon the vesting of restricted stock units granted to Mr. Thiers on the agreement dates for a period of two years following the vesting dates.

On February 24, 2009, Unilin Industries BVBA and BVBA “F. De Cock Management” entered into a service agreement (the “De Cock Service Agreement”) pursuant to which Mr. De Cock renders certain services to the Flooring Rest of World segment. Pursuant to the De Cock Service Agreement, Mr. De Cock received an annual base amount of $276,366 (€253,547) in 2015 and an annual retainer amount of $13,224 (€12,132). Mr. De Cock is also eligible for an annual bonus of up to 85% of the base amount and an annual grant of up to 2,000 restricted stock units. The Company will reimburse all reasonable expenses incurred for services rendered to the Company. The De Cock Service Agreement restricts Mr. De Cock from providing services to competing companies or soliciting employees or customers for two years following the termination of the agreement. The agreement has renewable one year terms, but is subject to termination by either party upon three months’ written notice.

Mr. De Cock’s son is an executive in the Flooring Rest of World segment, and was paid approximately $930,727 in salary and bonus (€853,878) and was awarded restricted stock units valued at $1,006,347 (€923,254) in 2015 based on the grant date closing price of the Company’s common stock. Pursuant to agreements dated March 7, 2014, March 9, 2015 and March 1, 2016 between the Company and Mr. De Cock, Mr. De Cock has agreed not to transfer any shares of Common Stock issued to Mr. De Cock upon the vesting of restricted stock units granted to Mr. De Cock on the agreement dates for a period of two years following the vesting dates.

Ludovic Billiet, is the son-in-law of Bernard Thiers, the President of the Company’s Flooring Rest of World segment. Mr. Billiet is an executive of Triplaco nv (“Triplaco”), a value-added reseller of panels and a customer of the Flooring Rest of World segment. Mr. Billiet’s family has a significant ownership stake in Triplaco, which purchased $667,397 (€612,291) in panels from the Company’s Flooring Rest of World segment in 2015.

On January 13, 2015, the Company and Unilin BVBA, a subsidiary of the Company (“Unilin”), entered into a share purchase agreement with Mr. Balcaen and Enterhold SA (“Enterhold”), regarding the purchase of the IVC Group, which was completed in June 2015. At the closing, Unilin paid to Enterhold €655,575,917 and transferred to Enterhold 805,811 shares of the Company’s Common Stock, which are subject to a registration rights agreement between Enterhold and the Company. An additional €15,000,000 is held in escrow by ING Luxembourg SA for the benefit of Enterhold pending resolution of any indemnification claims arising out of the acquisition. In addition, in connection with the closing Unilin provided funds for the payoff of €146,827,013 in principal and interest owed by the IVC Group to entities that are wholly owned by Mr. Balcaen, and (ii) the purchase from Baltissimo N.V. of a warehouse facility related to the IVC business for €2,880,000. Each of Enterhold and Baltissimo N.V. are wholly owned by Mr. Balcaen.

Amounts in Euros have been converted to U.S. Dollars based on a 1.09 exchange rate for 2015.

Compensation Committee Interlocks and Insider Participation

During 2015, Messrs. Fiedler, Onorato and Runge and Dr. Smith Bogart served as members of the Compensation Committee. None of the Compensation Committee members was, during 2015 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2015, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the 2015 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables and related narrative executive compensation disclosure in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3.

Principal Stockholders of the Company

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 17, 2016, by (i) each person who is known by the Company to beneficially own more than five percent (5%) of the outstanding shares of the Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers, and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Jeffrey S. Lorberbaum(1)	10,561,540	14.3
Aladdin Partners, L.P.(2)	8,313,785	11.2
The Vanguard Group(3)	5,320,237	7.2
JPMorgan Chase & Co.(4)	4,241,081	5.7
BlackRock, Inc.(5)	3,907,751	5.3
Filip Balcaen(6)	1,257,241	1.7
Bruce C. Bruckmann(7)	282,123	*
Bernard P. Thiers(8)	259,875	*
Frans G. De Cock(9)	200,774	*
W. Christopher Wellborn	48,485	*
Frank H. Boykin(10)	16,393	*
Joseph A. Onorato	11,312	*
John F. Fiedler	9,430	*
Brian M. Carson(11)	9,298	*
Karen A. Smith Bogart	4,415	*
Richard C. Ill	4,028	*
William H. Runge III	196	*
All directors and executive officers as a group (16 persons)	12,672,710	17.1

*	Less than one percent.

(1)	The address of Mr. Lorberbaum is 2001 Antioch Road, Dalton, Georgia 30721. Includes 8,313,785 shares held by Aladdin Partners, L.P. (see footnote 2). Also includes 138,193 shares owned by The Alan S. Lorberbaum Family Foundation of which Mr. Lorberbaum is a trustee and may share voting and investment power. Includes 741,140 shares held by Dalton Partners, L.P. over which Mr. Lorberbaum has voting and dispositive power. Includes 386,702 shares held by a family trust for the benefit of Mr. Lorberbaum over which Mr. Lorberbaum shares voting and dispositive power. Includes 140,000 shares owned by Cuddy Holdings LP (“Cuddy”). Mr. Lorberbaum owns one-third of the voting shares of Helm Management Corporation, which holds 1,646 shares and is the sole general partner of Cuddy, and may share voting and dispositive power with respect to all such shares. Includes 248,577 shares held by a family trust for the benefit of Ms. Suzanne Helen, Mr. Lorberbaum’s sister, and 524,635 shares held by SLH Partners, L.P. over which Ms. Helen has voting and dispositive power. Mr. Lorberbaum disclaims beneficial ownership of all shares described above to the extent he does not have a pecuniary interest. Includes 194 shares held in the Company’s 401(k) Plan and 66,668 shares directly held. Mr. Lorberbaum has pledged 184,000 shares as security for personal obligations.

(2)

The address of Aladdin Partners, L.P. is 2001 Antioch Road, Dalton, Georgia 30721. ASL Management Corp. is a general partner of Aladdin Partners, L.P. and shares voting and investment power with respect to these shares. Mr. Lorberbaum is the owner of 100% of the outstanding voting stock of ASL Management Corp. and may share voting and investment power with respect to these shares. Each of ASL Management

Corp. and Mr. Lorberbaum disclaim beneficial ownership of the shares held by Aladdin Partners, L.P. to the extent they do not have a pecuniary interest.

(3)	Based upon an amended Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(4)	Based upon a Schedule 13G filed with the SEC on January 28, 2016 by JPMorgan Chase & Co. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

(5)	Based upon a Schedule 13G filed with the SEC on January 28, 2016 by BlackRock, Inc. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(6)	Includes 1,114,473 shares held by Enterhold SA and 142,768 shares held by Floorenter NV.

(7)	Includes 2,250 shares issuable upon the exercise of currently vested options.

(8)	Includes 113,707 shares issuable upon the exercise of currently vested options and 130,106 shares held by a family limited partnership.

(9)	Includes 2,000 shares issuable upon the exercise of currently vested options and 195,573 shares held by a family limited partnership.

(10)	Includes 155 shares owned pursuant to the Company’s 401(k) plan.

(11)	Includes 215 shares owned pursuant to the Company’s 401(k) plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons except as follows: On June 10, 2015, a family trust for the benefit of Suzanne L. Helen sold 15,100 shares of Common Stock in two separate transactions. A Form 4 reporting the sales was filed on June 18, 2015. Ms. Helen is the sister of Jeffrey S. Lorberbaum, the Chairman and Chief Executive Officer of the Company, and she may be considered to be part of a group that is the beneficial owner of more than 10% of the outstanding shares of Common Stock. On October 31, 2005, in connection with the Company’s acquisition of Unilin, Paul De Cock, the son of the Company’s director Frans De Cock, acquired 195,573 shares of Common Stock. These shares were placed into a family partnership (called a maatschap) over which Frans De Cock may share certain dispositive and voting powers. A Form 4 reporting Frans De Cock’s interest in these shares was filed on March 22, 2016.

CORPORATE GOVERNANCE

General

The Board of Directors and the Governance Committee consider the experience, skills and characteristics of candidates for Board membership as well as each Board member on an annual basis. The Board and the Committee consider diversity in this process, and in this regard seek the most capable directors and candidates who possess the appropriate characteristics, skills and experience to make a significant contribution to the Board, the Company and its stockholders. The Board considers gender, race, nationality, language skills and other personal characteristics in this process.

The Company’s Board of Directors is well qualified, and each director has the requisite experience, skills and characteristics to serve on the Board. Among or in addition to the backgrounds and experiences described in Director, Director Nominee and Executive Officer Information:

•	Mr. Lorberbaum, our Chairman and CEO, brings over 30 years of management and executive experience in the flooring industry and is a significant stockholder.

•	Mr. Wellborn, our President and Chief Operating Officer, brings over 30 years of experience in the manufacturing and finance sectors, with over 17 years as an executive in the flooring.

•	Mr. Balcaen brings over 30 years of management and executive experience in the flooring industry, specifically in the European LVT, vinyl and carpet industries.

•

Dr. Smith Bogart brings broad executive experience, including in the consumer products sector and in Asia, with domestic and multi-national public and private companies in various industries, together with service on another public company board of directors.

•	Mr. Bruckmann brings significant experience in corporate finance and capital markets, together with service on other public company boards of directors.

•

Mr. De Cock was CEO of Unilin at the time of its acquisition by the Company, and he served in various executive and management positions with Unilin over many years. He brings unique and strong knowledge of the European and laminate flooring industry.

•	Mr. Ill brings over 45 years of public company experience in management, manufacturing and operations, with over 16 years of experience as a director of public companies.

•

Mr. Onorato brings significant executive and financial experience with public, global manufacturing companies, including service as both a Chief Financial Officer and as a Treasurer, together with service on another public company board of directors.

•

Mr. Runge has extensive experience working with companies to transform operations, catapult growth and accelerate results. Working as an independent advisor, he has served in CFO, COO, CEO and Controller roles in the manufacturing, distribution and service industries.

The Board of Directors has determined that a combined Chairman and Chief Executive Officer position is most appropriate for the Company at this time. Mr. Lorberbaum has served in this combined role since 2004. The Board of Directors believes that Mr. Lorberbaum, who is also a significant stockholder of the Company, has efficiently conducted the business and affairs of the Company and believes that he has provided effective leadership and guidance as the Chairman in the management of the Company’s risk profile and pursuit of its strategic goals. The Board of Directors does not have one independent lead director; rather, the Board has determined that each of the three independent chairs of the Audit, Compensation and Governance Committees will also provide Board leadership by presiding at the Board’s executive sessions on a rotating basis.

Each member of the Board of Directors is required to submit his or her resignation to the Board of Directors upon the expiration of the term of service in which his or her 75th birthday occurs. Similarly, each director is required to submit his or her resignation upon a failure to win a majority of the votes cast in any uncontested election for which they are a nominee. In each case, the Board of Directors is not required to accept such resignation, and the Board of Directors will consider a variety of factors when determining whether any director might continue his or her service on the board.

The Board of Directors provides oversight of the financial, operational, legal and other business risks to the Company on an ongoing basis. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic risks, financial risks, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risk that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the Company’s risk management processes are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight, the Audit Committee has primary responsibility for the financial, legal and other operational risks, and the Compensation Committee assesses the risks associated with our compensation practices. Each of the Committees routinely reports to the full Board on material issues considered by such Committee, which may include issues of risk.

Nomination Process for the Board of Directors

The Governance Committee evaluates candidates for the Board of Directors identified by its members, other Board members, as well as the Company’s management and stockholders. The Governance Committee from time to time may also retain a third-party executive search firm to identify qualified candidates for membership on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance Committee should follow the procedures set forth below under Stockholder Proposals.

Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation. In evaluating a prospective nominee, the Governance Committee may consider among other things, the following criteria: the ability of the prospective nominee to represent the interests of the stockholders; the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties; the extent to which the prospective nominee contributes to the range of talent, skill and expertise of the Board of Directors; and the extent to which the prospective nominee helps the Board of Directors reflect the gender, racial, ethnic and global diversity of the Company’s stockholders, employees and customers.

After completing the evaluation, the Governance Committee makes a recommendation to the Board of Directors.

Communication with Directors

The Board of Directors has established a process by which interested parties may send communications to members of the Board of Directors. Interested parties wishing to send communications to members of the Board of Directors should write to the Mohawk Board of Directors at P.O. Box 963, Calhoun, Georgia 30703. Interested parties should indicate whether the communication is directed to all Board members or only non-management Board members. The Company’s Secretary will relay all communications to all members of the Board or non-management directors as directed by the writer. For other information related to interested party opportunities to communicate with members of the Board of Directors (including the Company’s policy with respect to attendance of directors at annual stockholder meetings), visit the Company’s website at www.mohawkind.com under the heading “Investor Information” and the subheading “Corporate Governance.”

Availability of Information

The Board of Directors has adopted (i) written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee, (ii) Corporate Governance Guidelines and (iii) the Mohawk Industries, Inc. Standards of Conduct and Ethics. Each of these documents is available on the Company’s website at www.mohawkind.com under the heading “Investor Information” and the subheading “Corporate Governance” and will be made available in print to any stockholder who requests it.

Financial Statements

Consolidated financial statements for the year ended December 31, 2015, independent registered public accounting firm’s reports and management’s discussion and analysis may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder desires to include in the Company’s proxy statement for presentation at the 2017 Annual Meeting must be received by the Company at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary, on or before December 5, 2016 and must comply with the requirements of SEC Rule 14a-8. In addition, any stockholder who intends to present a director nomination or other proposal at the 2017 Annual Meeting, other than through inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8, must provide the Company with advance notice of such nomination or other stockholder proposal no earlier than December 5, 2016, and no later than February 18, 2017 and provide all of the information specified under the Company’s Bylaws. A copy of our Bylaws may be obtained by written request to the Company at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting or are incidental to the conduct of the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

The Company will bear the cost of the solicitation of proxies on behalf of the Company. Directors, officers and other employees of the Company may, without additional compensation except for reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of not more than $9,000 plus expenses. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding. The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any Stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to Deby Barnes-Forbus by phone at (706) 624-2246 or by mail at 160 South Industrial Boulevard, Calhoun, Georgia 30701. Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, American Stock Transfer & Trust Company (“AST”), to request that only a single copy of the proxy statement be mailed in the future. Contact AST by phone at 800-937-5449. Beneficial owners should contact their broker, bank or other nominee.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

A list of stockholders entitled to be present and vote at the Annual Meeting will be available at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701, for inspection by the stockholders during regular business hours from May 9, 2016, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by Stockholders who are present.

If you cannot be present in person, you are requested to vote promptly by telephone or by internet. Or you may complete, sign, date and return the enclosed proxy. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

R. DAVID PATTON

Vice President-Business Strategy,

General Counsel and Secretary

Calhoun, Georgia

April 4, 2016

Annex A

Non-GAAP Reconciliation

Reconciliation of Operating Income to Adjusted Operating Income and Proforma Adjusted EBITDA

(Amounts in thousands)

	For the Years Ended December 31,
	2015	2014
Operating Income	$837,566	772,796
Add: Restructuring, acquisition and integration-related costs	74,604	51,604
Acquisition purchase accounting (inventory step-up)	13,337	—
Legal settlement and reserves	124,480	10,000
Adjusted Operating Income(a)	$1,049,987	834,400
Less: Net earnings attributable to non-controlling interest	(1,684)	(289)
Add: Depreciation and amortization(b)	353,997	336,608
Other income (expense), net(c)	(17,619)	1,254
Release of indemnification asset	11,180	—
Acquisitions EBITDA	73,480	—
Proforma Adjusted EBITDA(d)	$1,469,341	1,171,973
Net Sales	8,071,563	7,803,446
Adjusted EBITDA as a percent of net sales	18.2%	15.0%

(a)	The non-GAAP measure “Adjusted Operating Income” is used to compare operating results. Management uses the information to review results excluding items that are not necessarily indicative of on-going results.
(b)	Excludes $8,650 and $8,962 of accelerated depreciation related to restructuring in 2015 and 2014, respectively.
(c)	Excludes $11,952 of loss related to disposal of a subsidiary in 2014.
(d)	The non-GAAP measure Proforma Adjusted EBITDA is used to more clearly evaluate the Company’s cash generation from operations taking into account the full year results of the businesses acquired by the Company in 2015.

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods. In particular, the Company believes excluding the impact of restructuring, acquisition and integration-related costs is useful because it allows investors to evaluate our performance for different periods on a more comparable basis.

Continued on following page.

A-1

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.

(Amounts in thousands, except per share data)

	For the Years Ended December 31,
	2015	2014
Net earnings attributable to Mohawk Industries, Inc.	$615,302	531,965
Unusual items:
Restructuring, acquisition and integration-related costs	74,604	63,556
Deferred loan costs	651	1,080
Interest on 3.85% senior notes	—	—
Acquisitions purchase accounting (inventory step-up)	13,337	—
Release of indemnification asset	11,180	—
Discontinued operations	—	—
Bond redemption	—	18,922
Legal settlement and reserves	124,480	10,000
Income taxes—reversal of uncertain tax position	(11,180)	—
Income taxes	(72,872)	(27,856)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$755,502	597,667
Add: Adjustments made for miscellaneous non-operating expenses	(2,961)	2,201
Further adjusted net earnings attributable to Mohawk Industries, Inc.	$752,541	599,868
Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$10.20	8.15
Add: Adjustments made for miscellaneous non-operating expenses	(0.04)	0.03
Further adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$10.16	8.18
Weighted-average common shares outstanding—diluted	74,043	73,363

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods. In particular, the Company believes excluding the impact of restructuring, acquisition and integration-related costs is useful because it allows investors to evaluate our performance for different periods on a more comparable basis.

A-2

ANNUAL MEETING OF STOCKHOLDERS OF

MOHAWK INDUSTRIES, INC.

May 19, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.mohawkind.com

under the heading “Investor Information” and the subheading “Proxy Materials”

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	00003330330000000000 9	051916

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR all nominees listed.
		1.	The election of three Directors for a term of three years and until their successors are elected and qualified
				FOR	AGAINST	ABSTAIN
			Mr. Onorato	☐	☐	☐
			Mr. Runge	☐	☐	☐
			Mr. Wellborn	☐	☐	☐
The Board of Directors recommends a vote FOR proposals 2 and 3.
		2.	The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm	☐	☐	☐

		3.	Advisory vote to approve executive compensation, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders	☐	☐	☐

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors. The proxies cannot vote your shares unless you sign and return this Proxy or provide voting instructions by telephone or internet.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOHAWK INDUSTRIES, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0 ¢

PROXY

MOHAWK INDUSTRIES, INC.

CALHOUN, GEORGIA

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Mohawk Industries, Inc., a Delaware corporation (“Mohawk”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Frank H. Boykin and R. David Patton, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Mohawk Common Stock which the undersigned is entitled to vote on all matters which may come before the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Mohawk Industries, Inc. to be held on Thursday, May 19, 2016 at 10:00 a.m. local time, at 160 South Industrial Blvd., Calhoun, Georgia 30701, and at any adjournment or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof.

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢